Exhibit 99.1

NEWS RELEASE
Media Contact:                                Investor Relations Contact:
Michele Long                                Sheila Spagnolo
Phone (610) 251-1000                            Phone (610) 251-1000
mmlong@triumphgroup.com                        sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS FIRST QUARTER FISCAL 2018 RESULTS

Reaffirms Fiscal Year 2018 Sales Outlook and Provides EPS and Cash Guidance

BERWYN, Pa. - July 26, 2017 - Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today reported financial results for its first quarter of fiscal year 2018, which ended June 30, 2017.

First Quarter Fiscal 2018 Highlights

•	Net sales were $781.7 million.

•	Operating income was $18.4 million; excluding transformation related costs of $18.4 million, operating income was $36.8 million, reflecting an adjusted operating margin of 5%.

•	Net loss was ($1.9) million, or ($0.04) per diluted share; excluding the transformation related costs, net income was $11.7 million, or $0.24 per diluted share.

•	Cash used in operations was $99.0 million, and free cash use was $111.1 million.

•	Management reaffirms net sales guidance of $3.1 to $3.2 billion and expects sales growth in fiscal 2019.

•
Management provides guidance of adjusted earnings per diluted share of $2.25 to $2.75 and free cash use of $450 to $500 million, which includes $275 million related to the reduction in customer advances received in fiscal 2017, and $200 million of working capital needed to ramp up production on Aerospace Structures programs.

“Building on last year’s progress, we made measurable headway in Q1 on our transformation as we create the foundation for sustained growth and profitability,” stated Daniel J. Crowley, Triumph’s president and chief executive officer. “Our recent contract agreements with major OEMs included substantial cash payments, advances, price adjustments and contract extensions which increase our financial flexibility and backlog profitability. While the recent settlement results are not yet evident in the top and bottom line, our customers recognize the evolving strategic, operational and cultural changes in our company, which have resulted in stronger relationships. We expect to see the full benefit of these settlements over FY19-FY21 as production deliveries ramp up.”

Mr. Crowley continued, “We improved on-time delivery and quality performance in Q1, leading to new business opportunities. Our intensified capture efforts allowed Triumph to achieve a TTM book-to-bill ratio exceeding 1:1, translating to a backlog growth of over 5% to $4.2 billion. Our new customer partnerships translated into higher proposal volume and wins in dual-source and competitive takeaway arenas as part of our drive for organic growth.”

“The sales decline in Q1 was anticipated and primarily driven by the ending of production on two large legacy programs. Our Integrated Systems segment continues to deliver strong profitability, with operating margin expanding both sequentially and year-over-year despite lower sales. Product Support results reflected the effect of divestitures, deferred customer contracts and changes in mix. Operational improvement for our Aerospace Structures and Precision Components segments will remain key areas of focus over the course of this year. We are confident that these businesses have the potential to deliver higher levels of profitability and cash flow generation on a sustained basis.”

First Quarter Fiscal Year 2018 Overview

Excluding the impact of divestitures, sales were down 11% primarily due to the completion of the C-17 and G450 programs, production rate reductions and price step-downs on the 747-8 and 777, along with the timing of deliveries on certain programs. These factors were partially offset by increased production on the A330 and Global Hawk/Triton programs.

Operating income included $18.4 million of transformation related costs. Net loss for the first quarter of fiscal year 2018 was ($1.9) million, or a loss of ($0.04) per share. Triumph’s results included the following:

($ million except EPS)	Pre-Tax	After Tax	Diluted EPS
Income from Continuing Operations (GAAP)	$(2.6)	$(1.9)	$(0.04)

Transformation related costs:
Restructuring Costs (non-cash)	0.9	0.6	0.01
Restructuring Costs (cash)	17.5	13.0	0.26

Adjusted Income from Continuing Operations (Non GAAP)	$15.8	$11.7	$0.23

The number of shares used in computing diluted earnings per share for the first quarter of fiscal year 2018 was 49.5 million.

For the quarter ended June 30, 2017, cash use from operations was $99.0 million, a sequential decline from the fiscal 2017 fourth quarter, as anticipated, due to the liquidation of customer advances received in fiscal year 2017 coupled with spending on key development programs, transformation related costs and reduced customer financing, partially offset by favorable customer settlements.

Outlook

Based on anticipated aircraft production rates and divestitures completed in fiscal year 2017, the Company continues to expect that revenue for fiscal year 2018 will be approximately $3.1 to $3.2 billion, and to increase in fiscal year 2019 as development programs enter production and sales from new wins offset sunsetting programs.
Additionally, the Company expects fiscal year 2018 adjusted earnings per diluted share of $2.25 to $2.75, and free cash use of $450 to $500 million, which includes $275 million related to the reduction in customer advances received in fiscal 2017 and $200 million of working capital to prepare the supply chain for production rate increases on Aerospace Structures programs.
The Company’s current outlook includes transformation related costs and benefits but does not take into account the impact of any potential divestitures.

Conference Call

Triumph Group will hold a conference call today, July 26th at 8:30 a.m. (ET) to discuss the first quarter fiscal year 2018 results. The conference call will be available live and archived on the Company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from July 26th to August 2nd by calling (855) 859-2056 (Domestic) or (404) 537-3406 (International), passcode #54017138.

About Triumph Group

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aircraft structures, components, accessories, subassemblies and systems. The Company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Company’s website at www.triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings and operational efficiencies and organizational restructurings. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF INCOME	2017	2016

Net sales	$781,689	$893,253

Operating income	18,409	46,726

Interest expense and other	21,018	18,126
Income tax (benefit) expense	(678)	8,866

Net (loss) income	$(1,931)	$19,734

Earnings per share - basic:

Net (loss) income	$(0.04)	$0.40

Weighted average common shares outstanding - basic	49,341	49,271

Earnings per share - diluted:

Net (loss) income	$(0.04)	$0.40

Weighted average common shares outstanding - diluted	49,341	49,413

Dividends declared and paid per common share	$0.04	$0.04

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data)

BALANCE SHEET	Unaudited	Audited
	June 30,	March 31,
	2017	2017
Assets
Cash and cash equivalents	$36,968	$69,633
Accounts receivable, net	343,962	311,792
Inventories, net of unliquidated progress payments of $432,760 and $222,485	1,248,656	1,340,175
Prepaid and other current assets	34,213	30,064
Assets held for sale	—	21,255
Current assets	1,663,799	1,772,919

Property and equipment, net	794,770	805,030
Goodwill	1,147,676	1,142,605
Intangible assets, net	578,525	592,364
Other, net	91,274	101,682

Total assets	$4,276,044	$4,414,600

Liabilities & Stockholders' Equity
Current portion of long-term debt	$140,869	$160,630
Accounts payable	420,260	481,243
Accrued expenses	600,478	674,379
Liabilities related to assets held for sale	—	18,008
Current liabilities	1,161,607	1,334,260

Long-term debt, less current portion	1,140,165	1,035,670
Accrued pension and post-retirement benefits, noncurrent	572,501	592,134
Deferred income taxes, noncurrent	67,052	68,107
Other noncurrent liabilities	481,829	537,956

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,920 and 52,460,920 shares issued; 49,609,065 and 49,573,029 shares outstanding	51	51
Capital in excess of par value	845,451	846,807
Treasury stock, at cost, 2,851,855 and 2,887,891 shares	(182,264)	(183,696)
Accumulated other comprehensive loss	(385,921)	(396,178)
Retained earnings	575,573	579,489
Total stockholders' equity	852,890	846,473

Total liabilities and stockholders' equity	$4,276,044	$4,414,600

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended
	June 30,
	2017	2016
Net Sales:
Integrated Systems	$238,136	$257,356
Aerospace Structures	275,976	331,596
Precision Components	236,870	254,561
Product Support	66,433	84,199
Elimination of inter-segment sales	(35,726)	(34,459)
	$781,689	$893,253

Operating Income (Loss):
Integrated Systems	$47,417	$47,986
Aerospace Structures	(281)	9,163
Precision Components	(3,265)	(7,782)
Product Support	8,437	14,059
Corporate	(33,899)	(16,700)
	$18,409	$46,726

Operating Margin %
Integrated Systems	19.9%	18.6%
Aerospace Structures	(0.1)%	2.8%
Precision Components	(1.4)%	(3.1)%
Product Support	12.7%	16.7%
Consolidated	2.4%	5.2%

Depreciation and Amortization:
Integrated Systems	$9,951	$10,303
Aerospace Structures	19,391	17,962
Precision Components	7,749	14,330
Product Support	1,738	2,484
Corporate	302	383
	$39,131	$45,462

Amortization of Acquired Contract Liabilities:
Integrated Systems	$(7,303)	$(10,337)
Aerospace Structures	(21,293)	(18,438)
Precision Components	(877)	(574)
	$(29,473)	$(29,349)

Capital Expenditures:
Integrated Systems	$2,565	$3,228
Aerospace Structures	4,417	3,833
Precision Components	4,062	4,902
Product Support	261	630
Corporate	780	130
	$12,085	$12,723

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and early retirement incentives, legal settlements, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 20 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Divestitures may be useful for investors to consider because they reflect gains or losses from sale of operating units. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Legal settlements may be useful to investors to consider because they reflect gains or losses from disputes with third parties. We do not believe that these gains or losses necessarily reflect the current and ongoing cash earnings related to our operations.

(Continued)
FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Curtailments, settlements and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses (including impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

(Continued)
FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

The following table shows our Adjusted EBITDA reconciled to our net income for the indicated periods (in thousands):

	Three Months Ended
	June 30,
	2017	2016
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA):
Net (Loss) Income	$(1,931)	$19,734

Add-back:
Income tax (benefit) expense	(678)	8,866
Interest expense and other	21,018	18,126
Amortization of acquired contract liabilities	(29,473)	(29,349)
Depreciation and amortization	39,131	45,462

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$28,067	$62,839

Net Sales #	$781,689	$893,253

Adjusted EBITDA Margin #	3.7%	7.3%

# Net Sales includes Amortization of Acquired Contract Liabilities. Since Adjusted EBITDA excludes Amortization of Acquired
Contract Liabilities, we've also excluded it from Net Sales in arriving at Adjusted EBITDA margin throughout this document.

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2017
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Integrated Systems	Aerospace Structures	Precision Components	Product Support	Corporate/Eliminations

Net Loss	$(1,931)

Add-back:
Income tax benefit	(678)
Interest expense and other	21,018

Operating Income (Loss)	$18,409	$47,417	$(281)	$(3,265)	$8,437	$(33,899)

Amortization of acquired contract liabilities	(29,473)	(7,303)	(21,293)	(877)	—	—
Depreciation and amortization	39,131	9,951	19,391	7,749	1,738	302

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$28,067	$50,065	$(2,183)	$3,607	$10,175	$(33,597)

Net Sales	$781,689	$238,136	$275,976	$236,870	$66,433	$(35,726)

Adjusted EBITDA Margin	3.7%	21.7%	(0.9)%	1.5%	15.3%	n/a

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2016
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Integrated Systems	Aerospace Structures	Precision Components	Product Support	Corporate / Eliminations

Net Income	$19,734

Add-back:
Income tax expense	8,866
Interest expense and other	18,126

Operating Income (Loss)	$46,726	$47,986	$9,163	$(7,782)	$14,059	(16,700)

Amortization of acquired contract liabilities	(29,349)	(10,337)	(18,438)	(574)	—	—
Depreciation and amortization	45,462	10,303	17,962	14,330	2,484	383

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$62,839	$47,952	$8,687	$5,974	$16,543	$(16,317)

Net Sales	$893,253	$257,356	$331,596	$254,561	$84,199	$(34,459)

Adjusted EBITDA Margin	7.3%	19.4%	2.8%	2.4%	19.6%	n/a

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs

	Three Months Ended
	June 30, 2017
	Pre-Tax	After-Tax	Diluted EPS
Loss from Continuing Operations - GAAP	$(2,609)	$(1,931)	$(0.04)
Adjustments:
Transformation related costs:
Restructuring cost (non-cash)	860	636	0.01
Restructuring costs (cash)	17,500	12,950	0.26
Adjusted Income from Continuing Operations - non-GAAP	$15,751	$11,655	$0.24	*

	Three Months Ended
	June 30, 2016
	Pre-Tax	After-Tax	Diluted EPS
Income from Continuing Operations - GAAP	$28,600	$19,734	$0.40
Adjustments:
Triumph Precision Components - Strike related costs	15,701	10,834	0.22
Triumph Precision Components - Inventory write-down	6,089	4,201	0.09
Triumph Aerospace Structures - UAS program	14,200	9,798	0.20
Transformation related costs:
Restructuring costs (non-cash)	3,491	2,409	0.05
Restructuring costs (cash)	6,651	4,589	0.09
Adjusted Income from Continuing Operations - non-GAAP	$74,732	$51,565	$1.04	*

* Difference due to rounding.

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

The following table reconciles our Operating income to Adjusted Operating income as noted above.

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
Operating Income - GAAP	$18,409	46,726

Adjustments:
Restructuring costs (non-cash)	860	3,491
Restructuring costs (cash)	17,500	6,651
Triumph Precision Components - Strike related costs	—	15,701
Triumph Precision Components - Inventory write-down	—	6,089
Triumph Aerospace Structures - UAS program	—	14,200
Adjusted Operating Income - non-GAAP	$36,769	$92,858

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended	Three Months Ended
	June 30,	June 30,
	2017	2016

Cash flow from operations	$(99,048)	$(84,035)
Less:
Capital expenditures	(12,085)	(12,723)
Free cash flow available for debt reduction, acquisitions and share repurchases	$(111,133)	$(96,758)

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2017	2017
Calculation of Net Debt
Current portion	$140,869	$160,630
Long-term debt	1,140,165	1,035,670
Total debt	1,281,034	1,196,300
Plus: Deferred debt issuance costs	12,710	11,752
Less: Cash	(36,968)	(69,633)
Net debt	$1,256,776	$1,138,419

Calculation of Capital
Net debt	$1,256,776	$1,138,419
Stockholders' equity	852,890	846,473
Total capital	$2,109,666	$1,984,892

Percent of net debt to capital	59.6%	57.4%